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                                                                   EXHIBIT 11.1

                                   SEEC, INC.

           COMPUTATION OF SHARES USED IN COMPUTING NET INCOME (LOSS)
                    PER COMMON AND COMMON EQUIVALENT SHARES

             YEARS ENDED MARCH 31, 1993, 1994, 1995, 1996 AND 1997,
              AND THE NINE MONTHS ENDED DECEMBER 31, 1996 AND 1997

                                                                                                            NINE MONTHS ENDED
                                                          YEARS ENDED MARCH 31                                 DECEMBER 31
                                    --------------------------------------------------------------        ----------------------
                                      1993          1994          1995          1996          1997          1996          1997
                                      ----          ----          ----          ----          ----          ----          ----
BASIC SHARES:

Weighted average number  of
  common shares issued and
  outstanding                       1,942,261     2,036,750     2,037,420     2,044,022     3,037,484     2,609,683     5,005,129
Common and equivalent
  shares subject to the
  provisions of SAB 83:
   Issuance of common stock to:
    ERA Software Systems
      Private Ltd.,
      an affiliate in
      connection with
      the acquisition of
      software rights                 226,305       226,305       226,305       225,685            --            --            --

    Related party noteholders
      in exchange for principal
      and accrued interest            184,198       184,198       184,198       184,198            --        71,000            --

    Officers/shareholders in
      exchange for the
      outstanding balance
      of deferred compensation
      and accrued interest             52,827        52,827        52,827        52,827            --        20,362            --

    Related parties through
      private placements               47,589        47,589        47,589        47,589            --        23,708            --

    Unrelated parties through
      private placements              163,836       163,836       163,836       163,836            --        81,620            --

    Reduction in common and
      common equivalent shares
      through application of
      the treasury stock method      (211,445)     (211,445)     (211,445)     (211,445)           --      (211,445)           --
                                    ---------     ---------     ---------     ---------     ---------     ---------     ---------
TOTAL BASIC SHARES OUTSTANDING
  FOR THE PERIOD                    2,405,571     2,500,060     2,500,730     2,506,712     3,037,484     2,594,928     5,005,129


DILUTIVE SHARES:

    Common stock equivalents
      consisting of stock options          --            --            --            --            --            --       466,118

    Reduction in common and
      common equivalent shares
      through application of
      the treasury stock method            --            --            --            --            --            --      (159,019)

Common and equivalent shares
 subject to the provisions
 of SAB 83:

    Common stock equivalents
      consisting of stock options      64,854        64,854        64,854        64,854            --        64,854            --

    Reduction in common and
      common equivalent shares
      through application of
      the treasury stock method       (23,594)      (23,594)      (23,594)      (23,594)           --       (23,594)           --
                                    ---------     ---------     ---------     ---------     ---------     ---------     ---------
TOTAL DILUTED SHARES
  OUTSTANDING FOR THE PERIOD        2,446,831     2,541,320     2,541,990     2,547,972     3,037,484     2,636,188     5,312,228
                                    ==========    =========     =========     =========     ==========    =========     =========
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